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                                                               EXHIBIT 4(g)


                                     FORM OF
                             CO-MANAGEMENT AGREEMENT

CO-MANAGEMENT AGREEMENT, made as of the __ day of ______, 2000, by and among PACIFIC GLOBAL FUND, INC., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), PACIFIC GLOBAL INVESTMENT MANAGEMENT COMPANY, a California corporation ("PGIMC") and BACHE CAPITAL MANAGEMENT, INC., a California corporation ("BCM").

                                   WITNESSETH

         WHEREAS, the Corporation is engaged in business as an open-end investment management company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Corporation is a series type investment company currently consisting of five series, the Balanced Fund, the Income and Equity Fund, the Government Securities Fund, the Growth Fund and the Small Cap Fund, each with its own investment objectives, investment program, policies, and restrictions; and

         WHEREAS, PGIMC is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

         WHEREAS, BCM is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Advisers Act; and

         WHEREAS, PGIMC and the Corporation on behalf of its separately designated series, the Income and Equity Fund (the "Fund"), have entered into an Investment Management Agreement dated as of October 16, 1992 (the "Investment Management Agreement") pursuant to which PGIMC is authorized to act as sole investment manager of the Corporation with respect to the Fund and, in its discretion, to engage the services of a sub-adviser to provide investment advisory and other services to the Fund; and

         WHEREAS, PGIMC shall continue to provide investment management services to the Fund pursuant to the Investment Management Agreement in addition to its duties under this Agreement; and

         WHEREAS, the Corporation proposes to engage BCM as co-manager ("Co-manager") of the Fund's assets and to authorize PGIMC to serve as Co-manager along with BCM of the Fund's assets; and

         WHEREAS, BCM and PGIMC are willing to perform co-management services for the Fund upon the terms and conditions and for the compensation hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. The Corporation hereby employs BCM to serve as Co-manager and authorizes PGIMC to serve as Co-manager with respect to the assets of the Fund and to perform the services hereinafter set forth. BCM and PGIMC hereby accept such employment and authorization and agree for the compensation herein provided to assume all obligations herein set forth and to bear all expenses of their performance of such obligations (but no other expenses).

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         2. Subject to the supervision and control of the Corporation's Board of
Directors, BCM and PGIMC shall co-manage the investment and reinvestment of the Fund's assets in accordance with applicable law, including the Internal Revenue Code of 1986, as amended, and the investment objectives, investment program, policies, and restrictions set forth in the then-current Prospectus and then-current Statement of Additional Information relating to the Fund contained in the Corporation's Registration Statement under the 1940 Act, and the Securities Act of 1933, as amended from time to time, and subject to such further limitations as the Corporation may from time to time impose by written notice to BCM and PGIMC. BCM and PGIMC shall jointly establish the overall investment program for the management of the Fund's assets. BCM and PGIMC, shall amend and update such investment program from time to time as financial and other economic conditions warrant.

         3. Subject to the supervision and control of the Corporation's Board of Directors, BCM and PGIMC shall jointly have the authority to make determinations with respect to the investment and reinvestment of the assets of the Fund and to take such steps as may be necessary to implement the same. Consistent with their duties hereunder, BCM and PGIMC shall advise the Corporation's Board of Directors of the manner in which voting rights, rights to consent to corporate action, and any other non-investment decisions pertaining to the Fund's portfolio securities should be exercised.

         4. BCM, shall regularly furnish such reports to PGIMC as it may request for PGIMC's use in discharging its obligations under the Investment Management Agreement, which reports may be distributed by PGIMC to the Corporation at periodic meetings of the Corporation's Board of Directors and at such other times as may be reasonably requested by the Corporation's Board of Directors. Such reports shall include: BCM's economic outlook and investment research and strategy of BCM; a discussion of the Fund's portfolio activity, including a schedule of the Fund's investments and other assets and a statement of all purchases and sales for the Fund during the period since the last preceding report, and the Fund's performance since the last report and for such other relevant periods as shall be mutually agreed upon; and any other information about material developments affecting the Fund. Copies of all such reports shall be furnished to PGIMC for examination and review within a reasonable time prior to the presentation of such reports to the Corporation's Board of Directors.

         5. (a) BCM and PGIMC shall select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and place, in the name of the Fund or its nominee, all such orders. Such brokers or dealers may include brokers or dealers affiliated with BCM, PGIMC and the Corporation ("affiliated brokers or dealers"). All purchases and sales of portfolio securities for the Fund placed with affiliated brokers or dealers shall be executed in compliance with procedures established by the Corporation's Board of Directors. When placing all orders, BCM and PGIMC shall use their best efforts to obtain the best available price and most favorable execution for the Fund. BCM and PGIMC shall use their best efforts to recapture all available tender and exchange offer solicitation fees and similar payments in connection with tenders or exchanges of the securities of the Fund. BCM or PGIMC shall send, by facsimile or comparable means, copies of all portfolio transactions to the Corporation's custodian on the date such portfolio transactions are executed. BCM and PGIMC shall advise the Board of Directors of the Corporation of any fees or payments of whatever type that may be possible for BCM or PGIMC or any of their affiliates to receive in connection with the purchase or sale of investment securities for the Fund.

                  (b) Subject to the appropriate policies, procedures, and/or guidelines established by the Corporation's Board of Directors, BCM and PGIMC may also effect individual securities transactions at commission rates in excess of the minimum commission rates available, if BCM and PGIMC determine in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of BCM and PGIMC with respect to the Fund and BCM's other advisory clients. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

                  (c) BCM and PGIMC shall promptly communicate to the Corporation's Board of Directors such information relating to portfolio transactions as the Board of Directors may reasonably request.

                  (d) The parties understand that the Fund shall bear all brokerage commissions in connection with purchases and sales of portfolio securities for the Fund and all ordinary and reasonable transaction costs in connection with purchases of such securities in private placements and subsequent sales thereof.

         6. BCM and PGIMC shall:

                  (a) provide, without charge, persons to render such reasonable clerical, administrative, and other services (other than services described in any other sub-paragraphs of this paragraph 6) to the Fund as the Corporation's Board of Directors may from time to time reasonably request;

                  (b) furnish the Corporation, for the Fund, without charge, such reasonable administrative and management supervision and office facilities, which may be their own offices, as shall be appropriate or as the Corporation's Board of Directors may reasonably request, subject to the requirements of any regulatory authority to which BCM or PGIMC may be subject;

                  (c) generally assist in all other aspects of the Fund's operations as the Corporation's Board of Directors may reasonably request;

                  (d) provide, as the Corporation's Board of Directors may reasonably request and without charge, persons satisfactory to the Board of Directors to serve as the Corporation's officers;

                  (e) provide, at a cost to the Fund to be agreed upon from time to time by the Corporation, BCM and PGIMC, persons, who may be employees of BCM, PGIMC or their respective affiliates, satisfactory to the Corporation's Board of Directors, to provide other services for the Fund, and such facilities and equipment as may be necessary for such persons to carry out their duties hereunder, including without limitation office space and facilities, telephone and CRT terminals and equipment (including telephone lines) necessary for access to the Fund's records;

                  (f) provide data processing services, recordkeeping, and clerical services, internal auditing and regulatory compliance services, internal executive and administrative services, and stationery and office supplies;

                  (g) provide information to the Corporation as necessary to prepare reports to shareholders, tax returns, and reports to and filings with the Securities and Exchange Commission and any other regulatory and administrative bodies that have jurisdiction over the operations of the Fund and shall submit to all such regulatory and administrative bodies such information, reports, or other material as necessary to comply with applicable laws or regulations; and

                  (h) maintain records relating to the services provided under this Agreement, which records shall be the property of, and under control of, the Corporation.

BCM may (at its cost except as contemplated by paragraph 5 and 6(e) of this Agreement) employ, retain, or otherwise avail itself of the services and facilities of persons and entities within its own organization or any other organization for the purpose of providing PGIMC, the Corporation or the Fund with such information, advice or assistance, including but not limited to advice regarding economic factors and trends and advice as to transactions in specific securities, as BCM may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to PGIMC, the Corporation or the Fund, or in the discharge of BCM's overall responsibilities with respect to the other accounts which it serves as investment manager.

         7. BCM and PGIMC shall cooperate with and make available to the Corporation and any agents engaged by the Corporation, their expertise relating to matters affecting the Fund which involve markets, securities or individual companies. Such matters shall include, but shall not be limited to, the pricing of certain securities owned by the Fund for the purpose of pricing Fund shares and the selection of agents engaged by the Corporation on behalf of the Fund.

         8. (a) As compensation for all services under the Investment Management Agreement and this Agreement PGIMC shall receive a fee calculated at the annual rate of .40% on the first $100 million of the average daily net asset value of the Fund, .37% of the next $100 million, .34% of the next $100 million, .31% of the next $100 million, .28% of the next $100 million, and .25% of average daily net asset value in excess of $500 million.

                  (b) As compensation for all services rendered by BCM under this Agreement, the Corporation shall pay to BCM a co-management fee calculated at the annual rate of .35% on the first $100 million of the average daily net asset value of the Fund, .33% of the next $100 million, .31% of the next $100 million, .29% of the next $100 million, .27% of the next $100 million, and .25% of average daily net assess value in excess of $500 million.

The co-management fee shall accrue on each calendar day, and the sum of the daily fee accruals shall be paid monthly to BCM on the first business day of the next succeeding calendar month. The daily fee accruals shall be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual co-management fee rate described above, and multiplying this product by the net assets of the Fund as determined in accordance with the Fund's then-current Prospectus as of the close of business on the previous business day on which the Fund's net asset value was determined. The co-management fee shall be payable through the date of termination of this Agreement.
BCM shall promptly reduce its co-management fee by the amount of any commissions, tender and exchange offer solicitation fees, other fees, or similar payments received by BCM, or any affiliated person of BCM, in connection with the Fund's portfolio transactions, less the amount of any direct expenses incurred by BCM, or any affiliated persons of BCM, in obtaining such commissions, fees, or payments. Such "commissions" or "other fees" shall exclude those charged by brokers or dealers affiliated with BCM, PGIMC and the Corporation as referred to in paragraph 5(a). Such "tender and exchange offer solicitation fees" shall exclude those received by BCM acting in the capacity of manager for any such offer.

                  (c) BCM and PGIMC shall bear all expenses in connection with the performance of their services under this Agreement, except as otherwise provided herein. Expenses incurred in connection with the investment operations of the Fund, including brokers' commissions, transfer and capital gains or other income taxes, and fees relating to purchases, sales, or loans of investments, shall be paid out of the assets of the Fund. Other expenses incurred in the operation of the Fund shall also be paid by the Fund, as described in the then-current Prospectus and Statement of Additional Information and as provided in the Investment Management Agreement between the Corporation, on behalf of the Fund, and PGIMC.

         9. BCM and PGIMC shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security as long as BCM and PGIMC shall have acted in good faith and with due care; and, in any event, BCM and PGIMC shall be liable for their willful misfeasance, bad faith, or negligence in the performance of their investment management duties or for failure to exercise due care in rendering other services under this Agreement. A good faith mistake in judgment shall not be deemed to be the absence of due care.

         10. (a) This Agreement shall become effective when it shall have been approved by vote of the Fund's shareholders in accordance with the provision of
Section 15 of the 1940 Act and applicable state law. Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect through December 31, 2002. Thereafter, this Agreement shall continue in effect from year to year, so long as its continuance is approved in the manner required by the 1940 Act.

                  (b) This Agreement shall be effective on a temporary interim basis from the day and year first written above until the earlier of 150 days after such date or until it shall have been approved or rejected by the Fund's shareholders in accordance with the provisions of Section 15 of the 1940 Act and applicable state law (the "temporary agreement period"). During the temporary agreement period, BCM shall not be entitled to any compensation under this Agreement prior to January 1, 2001. From and including January 1, 2001until the end of the temporary agreement period, any compensation earned by BCM shall be held in an interest bearing escrow account by the Fund's custodian. If this Agreement is approved by the Fund's shareholders as provided above before the end of the interim agreement period, then the amount in the escrow account including interest shall be paid to BCM. Otherwise, this Agreement shall terminate and BCM shall be paid the lesser of the amount in the escrow account including interest or any costs incurred in performing the interim agreement plus interest earned on that amount while in escrow.

                  (c) This Agreement may be terminated at any time without the payment of any penalty, (a) by the Board of Directors of the Corporation, including the vote or written consent of a majority of the directors of the Corporation who are not parties to this Agreement or the Investment Management Agreement or interested persons of any such party, (b) by the vote of a majority of the outstanding voting securities of the Fund, (c) by PGIMC on sixty (60) days' prior written notice to the Fund, or (d) by BCM on sixty (60) days' prior written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment, or upon termination of the Investment Management Agreement between the Corporation and PGIMC.

                  (d) As used in this Agreement, the terms "assignment", "interested person", and "vote of a majority of the outstanding voting securities" of the Fund shall have the meanings set forth for such terms in the 1940 Act.

                  (e) In the event of termination of this Agreement, BCM shall promptly return to the Corporation all records maintained by BCM with respect to the Fund and BCM shall be free from any claim or retention of rights therein. BCM may retain copies of such records that it maintains pursuant to the requirements of the 1940 Act. BCM and PGIMC shall not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by this Agreement and applicable law. BCM and PGIMC shall keep confidential any information obtained in connection with their duties hereunder and shall disclose such information only if the Corporation, on behalf of the Fund, has authorized such disclosure or if such disclosure is expressly required by applicable law or federal or state regulatory authorities. BCM, PGIMC, and the Corporation shall furnish to the other parties any documents and other materials prepared for distribution which refer to the other party prior to use, and each party shall have the right to limit use of such documents to which it reasonably objects.

                  (f) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid (a) if to BCM, to Bache Capital Management, Inc., 3 Berkshire Place, La Canada, CA 91011; (b) if to PGIMC, to Pacific Global Investment Management Company, 206 North Jackson Street, Suite 301, Glendale, CA 91206; and (c) if to the Corporation, at the foregoing office of PGIMC.

         11. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of BCM to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of BCM to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

         12. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

         13. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforce in accordance with, the laws of the State of California.

         14. This Agreement contains the entire agreement among the parties hereto, and shall, as of the effective date hereof, supersede all prior agreements, oral or written, among the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and Year first above written.

                                            PACIFIC GLOBAL
ATTEST:                                     INVESTMENT MANAGEMENT COMPANY


_______________________             ______________________________________




ATTEST:                                     BACHE CAPITAL MANAGEMENT, INC.


_______________________             ______________________________________




                                            PACIFIC GLOBAL FUND, INC. d/b/a
ATTEST:                                     PACIFIC ADVISORS FUND INC. ON
                                            BEHALF OF THE INCOME AND EQUITY
                                            FUND


_______________________             ______________________________________